TriNet Appoints Tim Nimmer as
Senior Vice President, Insurance Services and Operations

Separately, the Company Also Announced the Departure of Chief Revenue Officer, Alex Warren

Dublin, CA June 5, 2024 — TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs), today announced that Tim Nimmer has been appointed Senior Vice President, Insurance Services and Operations, effective June 24. Nimmer will report directly to TriNet President and CEO Mike Simonds.

“Employee benefits are without question a primary concern for our customers—the small and medium-sized businesses that drive our economy,” said Simonds. “As costs continue to climb and the complexity of employee benefits increases, it is critical we have the best possible talent, processes, and technology behind our offering. TriNet is very fortunate to have a leader with Tim’s experience, not only in actuarial and underwriting, but in digital, analytics, and transformation. I look forward to working with Tim to further shape our insurance strategy over the coming months with a goal of creating value for our customers and fueling above-market growth.”

Nimmer was most recently SVP, Chief Actuary, Underwriting, Digitalization and Transformation Solutions at leading insurance company Aetna Inc. where he led the Company’s pricing, underwriting and digital transformation, supporting more than $100B in revenue and 26 million members. Prior to Aetna, Nimmer served as Aon’s Global Chief Actuary with oversight for all pricing, underwriting, analytics and innovation for one of the world’s leading insurance brokerages.

“I am thrilled to join TriNet and help build on its success and meet the ever-evolving needs of its SMB customers,” said Nimmer. “With healthcare, workers compensation, and other employee benefit programs top of mind for SMBs, I look forward to working with Mike and the TriNet team to create solutions that benefit our customer base and differentiate TriNet in the marketplace.”

Separately, TriNet announced that Alex Warren will depart the Company. Warren, who has been working with the Company since 2016, has served as its Chief Revenue Officer and previously held the role of Senior Vice President of Customer Experience.

“I would like to thank Alex for his many contributions which have helped to drive TriNet’s success,” said Simonds. “On behalf of everyone at TriNet, I wish Alex all the best in his future endeavors. He leaves behind a strong team focused on continuing the momentum we’ve built in new sales and customer retention.”

About TriNet
TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

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